Exhibit 99.1

FOR IMMEDIATE RELEASE

TrueBlue Highlights Recent Board Refreshment and Strategic Initiatives Underway to Achieve Long-Term Profitable Growth

Responds to Director Nominations from EHS Management

No Shareholder Action Required at This Time

TACOMA, Wash. January 8, 2025 – TrueBlue, Inc. (NYSE: TBI) (“TrueBlue” or the “Company”) today issued the following statement in response to the comments made by, and nominations from, EHS Management, LLC (“EHS”):

TrueBlue is executing a disciplined and decisive plan that is leading to improved financial results, and the Company is well on its way to returning to sustainable, profitable growth. Under our strategic plan, TrueBlue has strengthened performance in attractive end markets, particularly within skilled businesses, while streamlining our cost structure to deliver stronger leverage and enhanced profitability. We also continue to demonstrate digital leadership with enterprise-wide enhancements to our proprietary technology platforms driving faster, more precise and transparent workforce solutions. This reflects our ongoing commitment to improved profitability through operational efficiency, technology leverage and sustainable margin expansion.

With continued disciplined execution, TrueBlue is well-positioned to capitalize on a large, fragmented staffing market and deliver greater shareholder value as the market recovers.

The Board is committed to effective corporate governance and to positioning TrueBlue for long-term success. Over the past several years, TrueBlue has thoughtfully evolved the composition of its Board to align with the Company’s strategic priorities, enhance diversity of experience, and strengthen oversight capabilities across key areas, such as technology, workforce solutions, and operations.

The Board dedicated months to engaging with shareholders to inform its most recent refreshment process, which resulted in the appointments of William Greenblatt and William Seward, two highly qualified professionals with decades of industry experience and proven operational and commercial expertise. TrueBlue also announced that two existing directors will step down from the Board at or before the 2026 Annual Meeting of Shareholders. These appointments and planned retirements – which were endorsed by TrueBlue’s largest shareholder – reflect TrueBlue’s ongoing commitment to evolving the composition of its Board to strengthen operational oversight, accelerate growth and transformation, and incorporate shareholder feedback.

As part of this refreshment process, the Board and leadership team engaged substantively with Eric Su of EHS to articulate the changes underway. In fact, the Board made Eric Su aware of its refreshment plans, well in advance of Mr. Su publicly stating that he intended to nominate directors to the TrueBlue Board.

As part of those constructive efforts, the Board reviewed numerous candidates, including Mr. Su, and ultimately determined that William Greenblatt and William Seward are superior directors with the right skill sets to advance the Company’s strategy and enhance the value of TrueBlue. It is unfortunate that EHS is now waging a costly and disruptive proxy contest when change and momentum are already in progress under the direction of the Board.

Today, the TrueBlue Board of Directors comprises qualified professionals with deep industry, operational and financial expertise. Together, these directors bring experience and perspectives critical to executing TrueBlue’s long-term growth strategy.

The TrueBlue Board and management team are committed to serving the best interests of all our shareholders. We remain open to constructive feedback, and we will continue to take actions that drive long-term value creation for all our shareholders.

Shareholders are not required to take any action at this time. The Board will present its recommendations with respect to the election of directors in the Company's definitive proxy statement, which will be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at the 2026 Annual Meeting.

Barclays is acting as financial advisor, and Sidley Austin LLP is serving as legal counsel to TrueBlue.

About TrueBlue

TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions. As The People Company®, we put people first—advancing our mission to connect people and work while delivering smart, scalable solutions that help businesses grow and communities thrive. Since our founding, TrueBlue has connected more than 10 million people with work and served over 3 million clients across a variety of industries. Powered by proprietary, digitally enabled platforms and decades of expertise, our brands—PeopleReady, PeopleScout, Staff Management | SMX, Centerline, SIMOS, and Healthcare Staffing Professionals—provide a full spectrum of flexible staffing, workforce management, and recruitment solutions that bring precision, speed, and scale to the changing world of work. Learn more at www.trueblue.com.

Forward Looking Statements

This document contains forward-looking statements relating to our plans and expectations including, without limitation, statements regarding the future performance and operations of our business, expectations regarding stabilization in demand, and expected growth from our digital investments, all of which are subject to risks and uncertainties. Such statements are based on management’s expectations and assumptions as of the date of this release and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements including: (1) national and global economic conditions, which can be negatively impacted by factors such as rising interest rates, inflation, changes in government policies, political instability, epidemics and global trade uncertainty, (2) factors relating to any unsolicited offer (“Offer”) to purchase the shares of the Company, actions taken by the Company or its shareholders with respect to such an Offer, and the effects of such an Offer, or the completion or failure to complete an Offer on the Company’s business, or other developments involving such an Offer and/or shareholders or others who may disagree with the composition of the Board, our strategy, or the management of the Company; (3) our ability to maintain profit margins, (4) our ability to attract and retain clients, (5) our ability to access sufficient capital to finance our operations, including our ability to comply with covenants contained in our revolving credit facility, (6) our ability to successfully execute on business strategies and further digitalize our business model, (7) our ability to attract sufficient qualified candidates and employees to meet the needs of our clients, (8) new laws, regulations, and government incentives that could affect our operations or financial results, (9) any reduction or change in tax credits we utilize, including the Work Opportunity Tax Credit, (10) our ability to successfully integrate acquired businesses, and (11) the timing and amount of common stock repurchases, if any, which will be determined at management’s discretion and depend upon several factors, including market and business conditions, the trading price of our common stock and the nature of other investment opportunities. Other information regarding factors that could affect our results is included in our Securities and Exchange Commission (“SEC”) filings, including the Company’s most recent reports on Forms 10-K and 10-Q, copies of which may be obtained by visiting our website at www.trueblue.com under the Investor Relations section or the SEC’s website at www.sec.gov. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Any other references to future financial estimates are included for informational purposes only and subject to risk factors discussed in our most recent filings with the SEC.

Important Information for Investors and Shareholders

The Company intends to file a proxy statement on Schedule 14A, an accompanying BLUE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 annual meeting of shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying BLUE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “All SEC Filings” link in the “Investor Relations” section of the Company’s website at https://investor.trueblue.com/sec-filings/all-sec-filings.

Participants in the Solicitation

The Company, its independent directors and certain of its executive officers are deemed to be “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with matters to be considered at the Company’s 2026 annual meeting of shareholders. Information about the names of the Company’s directors and officers, and certain other individuals and their respective interests in the Company by security holdings or otherwise, and their respective compensation, is set forth in the sections entitled “Director Biographies,” “Compensation of Directors,” “Compensation Discussion and Analysis” and “Security Ownership of Certain Beneficial Owners and Management” of the Company’s Proxy Statement on Schedule 14A in connection with the 2025 annual meeting of shareholders, filed with the SEC on April 4, 2025 (available here) and the Company’s Annual Report on Form 10-K filed with the SEC on February 19, 2025 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found at no charge in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on October 6, 2025 and October 7, 2025 for Taryn R. Owen (available here and here), and on November 4, 2025 for Carl R. Schweihs (available here). Such filings are also available on the Company’s website at https://investor.trueblue.com/sec-filings/all-sec-filings. Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2026 annual meeting of shareholders, if and when they become available. These documents will be available free of charge as described above.

Contacts

Investor Relations

InvestorRelations@trueblue.com

Media

Collected Strategies
Dan Moore and Jack Kelleher
TBI-CS@collectedstrategies.com